Exhibit 1

ASX Release 1 November 2021 Westpac 2021 AGM Notice of Meeting Westpac Banking Corporation (“Westpac”) today provides the attached Westpac 2021 AGM Notice of Meeting. For further information: David Lording Andrew Bowden Group Head of Media Relations Head of Investor Relations 0419 683 411 0438 284 863 This document has been authorised for release by Tim Hartin, General Manager & Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

2021 ANNUAL GENERAL MEETING WESTPAC BANKING CORPORATION ABN 33 007 457 141 WEDNESDAY, 15 DECEMBER 2021 10:00AM (SYDNEY TIME) Notice of Meeting Simpler, stronger bank

1 WESTPAC GROUP 2021 NOTICE OF MEETING Contents Message from the Chairman 2 Participating in the Westpac 2021 Annual General Meeting 4 Notice of 2021 Annual General Meeting 6 Important voting information 8 Explanatory Notes 11 Annual General Meeting Wednesday, 15 December 2021 10:00am (Sydney Time) To be held online (as a virtual Annual General Meeting)

2 WESTPAC GROUP 2021 NOTICE OF MEETING Dear fellow shareholder I present to you our 2021 Notice of Meeting and invite you to participate in our 2021 Annual General Meeting (AGM). The AGM will be held on 15 December 2021 as an online virtual Annual General Meeting. While my preference has always been to meet you in person, given we had to plan for this event in a very uncertain, COVID impacted, environment we decided a virtual meeting was in the best interests of all. Under this format, shareholders can participate online to watch proceedings, submit their vote and ask questions. A teleconference facility to listen and ask questions will also be available. I encourage you to read this Notice of Meeting, which explains the resolutions that will be put to the meeting along with the recommendations of the Board. If you would like further detail on our strategy, performance and progress you should review our Annual Report, including the reports from myself and the Chief Executive Officer. In the past year, we continued the transformation of the company, including new management appointments. We also renewed the Board. Since my joining Westpac, there have been four new director appointments and four retirements. Since the AGM last year, we welcomed Dr Nora Scheinkestel and Audette Exel AO. Both are standing for election at this AGM. Nora and Audette bring new perspectives, skills and diversity to the Board and have been recommended by the Board for election. Message from the Chairman

3 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES Craig Dunn will retire from the Board at the conclusion of the AGM. In line with our Constitution, Nerida Caesar and Margie Seale are retiring by rotation and are seeking re-election. Both Nerida and Margie have proven to be excellent shareholder representatives and given their contribution, both are recommended by the Board for re-election. Other resolutions to be considered at the AGM cover the Remuneration Report, granting equity to the Chief Executive Officer and updates to Westpac’s Constitution. The proposed Constitutional updates largely reflect regulatory and market practice developments since it was last amended in 2012. Two resolutions are also being proposed by a group of shareholders relating to our reporting on climate change. The first of the resolutions seeks to amend our Constitution to allow Advisory resolutions while the second (which relies on the first resolution being supported) seeks Westpac to demonstrate how the company is managing its fossil fuel exposures to reach net zero by 2050. The Board strongly supports Westpac’s approach to climate change which has been based on the science and comprehensive feedback from various experts and stakeholders. The Board and management continue to discuss these matters at length. Our Climate Change Position Statement and 2023 Action Plan publicly discloses our commitment to action on climate change and we update our progress twice a year. Further research is also underway so we can update our plans and commitments in the period ahead. As a result, the Board is not recommending these resolutions. We understand that many shareholders have strong views on these matters, and I encourage you to familiarise yourself with our Climate Change Position Statements and the progress we are making, before deciding how to vote. Our progress is reported in our Annual Report and our Sustainability Supplement and all this information is readily available online. A summary of our progress is also in this Notice of Meeting. Details of the meeting, the ways you can participate and how to vote, are included in this Notice of Meeting. Further information on the AGM is available on our website at westpac.com.au/AGM. Yours sincerely, John McFarlane Chairman 1 November 2021

4 WESTPAC GROUP 2021 NOTICE OF MEETING All Westpac shareholders (and their proxies, corporate representatives and attorneys (Representatives)) have the opportunity to participate in the Annual General Meeting (AGM) of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) (2021 AGM), including having the ability to view the proceedings, make comments, ask questions and vote (subject to the voting exclusions). For the 2021 AGM, a person will be considered a shareholder if they were registered as the holder of Westpac shares at 7:00pm (Sydney time) on Monday, 13 December 2021. Share transfers registered after that time will be disregarded in determining voting entitlements. In 2021, shareholders (and their Representatives) can participate in the 2021 AGM in the following ways: Online via westpac.com.au/AGM (details on page 5), which enables attendees to watch and listen to the 2021 AGM live online, and for those that are entitled to do so, to click through to make comments, ask questions and vote. Teleconference by using the teleconference (details on page 5) to dial in, which enables attendees to listen to the 2021 AGM live and, for those that are entitled to do so, make comments and ask questions. Participating in the Westpac 2021 Annual General Meeting Further details on how to access the meeting, make comments and ask questions are set out on page 5. Copies of the Chairman’s and CEO’s speeches will be available on the ASX just prior to the commencement of the AGM and will also be on our website at westpac.com.au/AGM. The 2021 AGM will be recorded, and a transcript of the 2021 AGM made available on our website shortly after the event.

Participating Online

To participate in the 2021 AGM live online, shareholders (and their Representatives) can access the AGM on the day of the meeting by following these steps:

- Enter **westpac.com.au/AGM** into a web browser;
- Click on the 'Join the 2021 AGM' link;
- Input your full name, your email address and set up a password;
- Once you have registered as per the steps above, you will be able to view the live webcast. As the webcast is 'view only', you will not be able to vote, make a comment or ask a question through the webcast facility;
- To vote, make a comment or ask a question you will need to click on the 'Shareholder Voting & Questions' button. You then need to enter your Shareholder Reference Number (SRN) or Holder Identification Number (HIN) to verify your shareholding. This number is available on your holding statement or can be requested in advance from Westpac's Share Registry, Link Market Services on 1800 804 255 (Australia) or +61 1800 804 255 (International); and
- For proxies, use your proxy code to verify your appointment, which Link Market Services will provide by email no later than 24 hours prior to the 2021 AGM.

Detailed instructions are in the Online AGM Guide available at **westpac.com.au/AGM** and technical assistance will also be available on the day of the meeting.

Online registration will open at 9:00am (Sydney time) on 15 December 2021 (one hour before the meeting) and we recommend logging in online at **westpac.com.au/AGM** before the start time to avoid potential delays.

If you register more than an hour before the meeting, you can add the event to your calendar.

Participating by Teleconference

Shareholders (and their Representatives) can dial in to the meeting, listen to the 2021 AGM live and make comments or ask questions. A telephone moderator will be available to notify those dialling in when they may make comments or ask questions. Voting is not available via the teleconference.

Participants will also require a unique shareholder PIN to participate in the teleconference. To obtain your unique PIN, have your SRN/HIN handy and contact Link Market Services on 1800 990 363 or +61 1800 990 363 before 5:00pm (Sydney time) on 13 December 2021.

When dialling in you must provide your SRN/HIN and PIN to participate, and proxies must provide their proxy code and PIN to verify your shareholding or appointment as proxy.

The teleconference line will open at 9:00am (Sydney time) on 15 December 2021 (one hour before the meeting).

Dial in numbers:

Australia	Toll Free:	1800 798 067
International	Toll Free:	+61 1800 798 067
	or	+61 2 9189 5793

How to ask questions

Shareholders can make comments or ask questions on the day of the 2021 AGM via the AGM Online Platform or the teleconference.

Shareholders can also ask questions ahead of the meeting at vote.linkmarketservices.com/WBC. To log in you must enter your SRN/HIN and your postcode or select 'Outside Australia'. You can also submit a question by completing and returning a Question Form in the same manner as the Voting Form, set out on page 10.

Questions submitted in advance of the meeting should be received by 5:00pm (Sydney time) on Tuesday, 7 December 2021. The Chairman will consider these questions when preparing his AGM address and seek to respond to shareholders' most pressing issues. Please note that questions submitted in advance of the meeting will not be read out at the meeting. Individual responses to questions will not be provided.

The 2021 AGM is an important forum for the Board, Executive team and shareholders and so we will:

- Provide shareholders with a reasonable opportunity to make comments and ask questions. The Chairman, and the CEO will generally answer questions, however, some questions may be referred to Westpac's Auditor or to another member of the Board or senior executive. If appropriate, a response may be provided as soon as possible after the 2021 AGM;
- Inform shareholders of the proxy and direct voting position on each Item and the manner in which the Chairman of the 2021 AGM will vote available proxies; and
- Provide online and teleconference facilities to enable shareholders to participate in the meeting. A sign language interpreter will be visible on the webcast. We will also have technology support available to assist shareholders with any difficulties using the AGM Online Platform, the teleconference or the webcast.

To assist us we ask that shareholders:

- Do not repeat questions already asked to allow as many shareholders as possible to participate; and
- Keep questions to matters being considered at the meeting and which are relevant to shareholders as a whole. We cannot discuss personal banking matters at the meeting.

MESSAGE FROM THE CHAIRMAN
PARTICIPATING IN THE WESTPAC 2021 AGM
NOTICE OF 2021 AGM
IMPORTANT VOTING INFORMATION
EXPLANATORY NOTES

WESTPAC GROUP 2021 NOTICE OF MEETING 5

6 WESTPAC GROUP 2021 NOTICE OF MEETING The Annual General Meeting of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held at 10:00am (Sydney time) on Wednesday, 15 December 2021 as a virtual meeting. Due to the changing risks from COVID-19 there will not be a meeting where shareholders can physically attend this year. This decision followed the Treasurer’s announcement of the renewal of temporary legislative relief permitting entities to hold virtual only meetings, which has been extended to the end of March 2022. The Notice of Meeting details the way the 2021 AGM will be conducted to facilitate engagement with shareholders. Online and telephone registration will commence on the day of the 2021 AGM at 9:00am (Sydney time). The AGM will be webcast live. The AGM Online Platform allows shareholders (and their Representatives) to make comments, ask questions, and vote (for those who are entitled to do so). The teleconference allows shareholders (and their Representatives) to make comments or ask questions, but not vote. In addition, shareholders will have the opportunity to submit their comments, questions and votes in advance. Details on how to participate in the 2021 AGM are in this Notice of Meeting. Westpac may be required to make changes to the arrangements for the meeting at short notice. Westpac will keep shareholders informed if this becomes necessary and details will be made available at westpac.com.au/AGM with any changes also notified by an ASX release. Items of business 1. Financial Reports To receive and consider the Financial Report, the Directors’ Report and the Auditor’s Report for the year ended 30 September 2021. 2. Remuneration Report To adopt the Remuneration Report for the year ended 30 September 2021. 3. Grant of Equity to Managing Director and Chief Executive Officer To approve the grant of performance share rights under the Long Term Variable Reward (LTVR) Plan for the 2022 financial year to the Managing Director and Chief Executive Officer, Peter King, under the relevant LTVR Plan rules and on the terms summarised in the Explanatory Notes in this Notice of Meeting. Approval is being sought for all purposes, including ASX Listing Rule 10.14 and sections 200B and 200E of the Corporations Act 2001 (Cth) (Corporations Act). 4. Re-election and election of Directors (a) To re-elect Nerida Caesar as a Director. (b) To re-elect Margaret Seale as a Director. (c) To elect Dr Nora Scheinkestel as a Director. (d) To elect Audette Exel AO as a Director. Notice of 2021 Annual General Meeting

7 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES 5. To approve and adopt amendments to the Westpac Constitution To consider, and if thought fit, pass the following special resolution: That the Westpac Constitution be amended to adopt those changes as set out in the document made available at westpac.com.au/AGM and as described in the Explanatory Notes to this Notice of Meeting, with effect from the close of the 2021 AGM. As Item 5 is a special resolution, it will only be passed if at least 75% of the votes cast on the Item are in favour of the resolution. 6. Resolutions requisitioned by shareholders (Not Recommended by the Board) (a) Amendment to the Constitution To consider, and if thought fit, pass the following resolution as a special resolution: Insert into the Constitution in clause 7 ‘General meetings’ the following new sub-clause 7.3A ‘Advisory resolutions’: “The Company in general meeting may by ordinary resolution express an opinion or request information about the way in which a power of the Company partially or exclusively vested in the Directors has been or should be exercised. Such a resolution must relate to a material risk identified by the Directors or the Company and cannot advocate action that would violate any law or relate to any personal claim or grievance. Such a resolution is advisory only and does not bind the Directors or the Company”. (b) Transition Planning Disclosure To consider and if thought fit, pass the following resolution as an ordinary resolution: Shareholders note the Company’s support for the goal of achieving net-zero emissions globally by 2050,1 along with the publication of the International Energy Agency’s Net Zero by 2050 scenario.2 Shareholders therefore request the Company disclose, in subsequent annual reporting, information demonstrating how the Company will manage its Fossil Fuel3 exposure in accordance with a scenario in which global emissions reach net-zero by 2050. This information should include: — A commitment to no longer provide Banking and Financing4 where proceeds would be used for new Fossil Fuel projects; and — Targets to reduce Fossil Fuel exposure consistent with net-zero by 2050. 1 2020 Annual Report, Westpac Group, p.46. 2 ‘Net Zero by 2050’, International Energy Agency, May 2021. 3 Upstream, midstream and downstream oil and gas; coal mining and transport (including haulage and ports); coal, oil and gas power generation. 4 Loans and syndication, structured finance and securitisation, asset finance and leasing, leveraged and acquisition finance, and project finance, as listed by Westpac: https://www.westpac.com.au/corporate-banking/ corporate-and-structured-finance/. Item 6(b) contains an advisory resolution and may be properly considered at the AGM only if Item 6(a) is passed by special resolution. If Item 6(a) is not passed, Item 6(b) will not be put to the vote at the AGM. By order of the Board of Directors. Timothy Hartin Company Secretary 1 November 2021

8 WESTPAC GROUP 2021 NOTICE OF MEETING Westpac will disregard any votes cast on Item 2, in any capacity, by or on behalf of a member of the KMP or their closely related parties. Westpac will also disregard any votes cast on Items 2 and 3 as proxy or attorney by any member of the KMP or that KMP’s closely related parties. The exception to this exclusion is where a KMP (or related party) is: — A proxy or attorney for a person entitled to vote on the Item, and that person has directed the KMP or their closely related party (as proxy or attorney) how to vote on the Item; — The Chairman of the AGM, as proxy or attorney for a person entitled to vote on the Item, in accordance with an express authority on the Voting Form to vote undirected proxies as the Chairman sees fit even if the resolution is connected directly or indirectly with the remuneration of a member of the KMP; or — A holder acting solely in a nominee, trustee, custodial or other fiduciary capacity on behalf of the beneficiary provided that: • The beneficiary provides written confirmation to the holder that they are not excluded from voting, and is not an associate of a person excluded from voting, on the resolution; and • The holder votes on the resolution in accordance with directions given by the beneficiary to the holder to vote in that way. In addition, for Item 3, Westpac will disregard any votes cast in favour of this Item by Mr King and any associate of Mr King in accordance with the Listing Rules. Westpac will not disregard a vote cast by Mr King or any associate of Mr King as proxy or attorney for a person who is entitled to vote on Item 3 in accordance with the directions on the Voting Form. Important voting information Key Management Personnel (KMP) are subject to voting restrictions on resolutions relating to remuneration. KMP include members of the Board and Westpac’s Group Executives and are listed in Westpac’s 2021 Annual Report. The Corporations Act restricts KMP and their closely related parties from voting in certain circumstances on such resolutions. A closely related party includes a spouse, dependants, and certain other close family members, as well as any companies controlled by the KMP. Voting exclusions apply to the following Items: ITEM RESOLUTION 2 Remuneration Report 3 Grant of Equity to Managing Director and Chief Executive Officer

9 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES How to vote There are three ways to vote at the 2021 AGM Online during the meeting Once connected online click on the button titled ‘Shareholder Voting & Questions’ and follow the instructions set out in the ‘Participating in the Westpac 2021 Annual General Meeting’ section on page 5. The Chairman of the AGM intends to open voting shortly after the commencement of the meeting at 10:00am (Sydney time) on 15 December 2021. Those entitled to vote may do so after the Chairman opens the voting and up until 15 minutes after the meeting has concluded. Details of how to vote are provided in the Online AGM Guide available at westpac.com.au/AGM. Submit a direct vote prior to the 2021 AGM A direct vote can be lodged online or by completing the direct voting section of the Voting Form and returning it in accordance with the instructions set out on page 10. For a vote to be counted for an Item, you must complete the voting directions for that Item by marking ‘For’, ‘Against’ or ‘Abstain’. Votes will only be valid for Items marked and no vote will be counted for Items left blank. However, if the Voting Form is left blank for all Items, the Chairman of the AGM will be deemed to be your appointed proxy for all Items. By submitting a direct vote, you agree to be bound by the direct voting rules adopted by the Board. The direct voting rules are available on the Westpac website at westpac.com.au/AGM. Further instructions on direct voting are available on the Voting Form. Appoint a proxy Shareholders can appoint up to two proxies to participate in the 2021 AGM on their behalf, and vote in accordance with their instructions. A proxy need not be a shareholder of Westpac. Where two proxies are appointed, each proxy can represent a specific proportion or number of shares. If no number or proportion is specified, each proxy will represent half the shareholder’s votes. If a proxy is instructed to abstain from voting on an Item, they must not vote on the shareholder’s behalf. Any vote cast will not be counted. If you appoint a proxy (other than the Chairman of the AGM) and direct them how to vote, the Chairman of the AGM must cast those proxy votes on your behalf if your proxy does not do so. If you appoint the Chairman of the AGM as your proxy (or if he is appointed by default), and no direction is provided, you are authorising the Chairman to exercise your proxy as the Chairman sees fit. This includes in relation to Items 2 and 3 even though those items are connected directly or indirectly with the remuneration of a member of Westpac’s KMP. If you wish to appoint the Chairman of the AGM as proxy and direct him how to vote on an Item, you must complete the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. Otherwise, the Chairman of the AGM intends to vote all available proxies in favour of all Items except Items 6a and 6b. If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your proxy, you must specify how they should vote on Items 2 and 3 by completing the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. If you do not, your proxy will not be able to exercise your vote for those Items.

10 WESTPAC GROUP 2021 NOTICE OF MEETING Shareholders are encouraged to direct their proxies on how to vote. If a proxy is not directed, the proxy may abstain or vote as they see fit (subject to any voting exclusions). Should any new Items be proposed at the meeting, a proxy may vote on such Items as they see fit. If you wish to appoint a proxy, a completed Voting Form (and any power of attorney or other authority under which it is signed) must be received by Link Market Services no later than 10:00am (Sydney time) on Monday, 13 December 2021. Any Voting Form received after this time will not be valid. Further instructions on appointing proxies are available in the Voting Form or online at vote.linkmarketservices.com/WBC. How to submit a vote prior to the meeting Voting can be completed prior to the meeting in the following ways: Online – at vote.linkmarketservices.com/WBC. Follow the prompts or scan the QR code on the front of the Voting Form with an appropriate device. You will need your SRN or HIN and the postcode for your shareholding. Email – scan and email a completed Voting Form to vote@linkmarketservices.com.au. By post or facsimile – completed Voting Forms may be posted to Link Market Services Limited, Locked Bag A6015, Sydney South NSW 1235 or sent by facsimile to (+61 2) 9287 0309. All Voting Forms must be received (either online, by email, by post or fax) by 10:00am (Sydney time) on Monday, 13 December 2021. Australia Post has advised that COVID-19 may cause delivery delays, so we suggest you allow additional time if you decide to mail a Voting Form. Corporate representatives A corporation which is a shareholder, or which has been appointed as a proxy, may appoint an individual to act as a representative to vote at the meeting. The appointment must comply with section 250D of the Corporations Act. The representative should lodge their properly executed letter or other document confirming their authority to act as the company’s representative with their Certificate of Appointment of Corporate Representative form by post to Link Market Services at the postal address shown opposite. A Certificate of Appointment of Corporate Representative form may be obtained from Link Market Services or online at linkmarketservices.com.au and must be received by Link Market Services by 10:00am (Sydney time) on Monday, 13 December 2021. Attorney A shareholder entitled to participate and vote at the 2021 AGM is entitled to appoint an attorney to participate and vote at the meeting on the shareholder’s behalf. An attorney need not be a shareholder of Westpac. The power of attorney appointing the attorney must be duly signed and specify the name of each of the shareholder and the attorney and specify the meetings at which the appointment may be used. To be effective, a hard copy of the power of attorney, certified as an original true copy by statutory declaration, must also be received by Link Market Services by 10:00am (Sydney time) on Monday, 13 December 2021 at the postal address shown opposite. Voting by poll Voting on all Items at the 2021 AGM will be conducted by poll and details will be provided at the meeting. How to vote (continued)

11 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES Explanatory Notes Item 1 Financial Reports This Item relates to Westpac’s Financial Report, Directors’ Report and Auditor’s Report (the Reports) for the year ended 30 September 2021. This Item does not require a formal resolution and so no vote will be held. Shareholders may ask questions on the Reports. The Reports are in Westpac’s 2021 Annual Report and can be accessed on our website at westpac.com.au/investorcentre. Item 2 Remuneration Report Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2021. This report is included in Westpac’s 2021 Annual Report and is available at westpac.com.au/investorcentre. Strategy and 2021 framework Westpac’s remuneration strategy is designed to attract and retain talented employees by rewarding them for achieving high performance and delivering sustained long term results for shareholders. The remuneration strategy is supported by the reward framework set out in section 2 of the 2021 Remuneration Report. The CEO and Group Executives are rewarded based on a total reward framework comprising: — Fixed remuneration to attract and retain high quality executives through market competitive and fair remuneration. — Short term variable reward (STVR) to ensure a portion of remuneration is variable and at-risk, linked to the delivery of agreed plan targets that support Westpac’s strategic priorities, noting that outcomes may fall below target or exceed the target amount when exceptional performance is achieved. — Long term variable reward (LTVR) to align executive accountability and remuneration with the long term interests of shareholders by rewarding the delivery of sustained Westpac Group (Group) performance. Non-executive Director remuneration is designed to attract and retain experienced, qualified Board directors and provide appropriate remuneration for their time and expertise. Non-executive Director remuneration for Board membership comprises cash fees and superannuation. Additional fees are paid to Non-executive Directors for membership on certain Board Committees, subsidiary boards or advisory boards. 2021 Remuneration outcomes In making this year’s remuneration decisions, the Board has sought to reflect and balance performance, risk and shareholder outcomes. In doing so, the Board has taken into account the impact of historical issues, including further remediation provisions, asset write-downs and litigation. It has balanced these disappointing outcomes, with the good progress made on Westpac’s strategic priorities by the renewed Executive team. It is critical that we measure and reward the organisation’s progress in transforming the company and addressing past issues – as this will ultimately drive shareholder value. Unfortunately, as we work through the Fix and Simplify priorities, some new unknown issues from the past have surfaced, and costs of other historical issues have increased or become clearer. The culture we are building encourages the identification and effective rectification of issues along with establishing controls to stop them happening again – and this should be recognised. It is also important, where possible, that we hold relevant executives accountable for such issues, when they bear accountability, as we do through the application of consequences including individual remuneration adjustments. In summary, key remuneration outcomes for 2021 include: — The CEO’s 2021 STVR outcome was 47% of the maximum opportunity; — The average 2021 STVR outcome for Group Executives was 48% of the maximum opportunity, with outcomes ranging from 0% to 70%; — The 2018 LTVR lapsed in full for the sixth consecutive year; — Remuneration adjustments were applied to two former Group Executives for risk and compliance outcomes resulting in reductions to 2021 STVR; — A range of remuneration and other consequences were applied to other current and former employees in relation to the potential fraud by Forum Finance; — Two Group Executives received total target remuneration increases reflecting increased scope and accountability in their expanded roles; and — Total realised remuneration by the CEO and Group Executives was higher year on year given the cancellation of 2020 STVR to demonstrate collective accountability for the outcomes that led to the AUSTRAC proceedings.

12 WESTPAC GROUP 2021 NOTICE OF MEETING Total remuneration awarded and realised by KMP in 2021 is outlined in section 3 of the 2021 Remuneration Report. Total remuneration calculated in accordance with the Australian Accounting Standards is provided at section 7 of the 2021 Remuneration Report. Westpac values shareholder feedback and, while the vote on this Item is non-binding (in accordance with the Corporations Act), the Board will take the outcome of the vote into account when considering future remuneration policies. A voting exclusion applies to this Item, as set out earlier in this Notice of Meeting. The Board unanimously recommends shareholders vote in favour of adopting the Remuneration Report. The Chairman of the AGM intends to vote all available proxies in favour of this Item. Item 3 Grant of equity to Managing Director and Chief Executive Officer Shareholders are asked to vote on the grant of equity to the CEO, Peter King, that will form part of his 2022 financial year remuneration. To increase the alignment of the CEO’s long term interests with those of shareholders, the Board believes the CEO should maintain a substantial shareholding in Westpac and receive part of his remuneration in equity that vests if certain conditions are met. The Board believes it is appropriate to proceed with granting performance-hurdled equity to support long term shareholder returns and value creation. Specifically, it is proposed that the 2022 LTVR award be allocated as performance share rights. If certain conditions (including a performance hurdle) are met over a four-year performance period, the performance share rights will vest as set out in the LTVR Plan rules (outlined below). The grant of performance-hurdled equity is consistent with Mr King’s employment agreement and the LTVR Plan, the terms of which have each been set by the Board. The Board has the ability to adjust the number of performance share rights downwards (including to zero) in the event of misconduct resulting in significant financial and/or reputational impact to the Group and in other circumstances considered appropriate. The Board reviewed Mr King’s target remuneration package for 2022 and determined an increase of 3% to align with market. Mr King’s target remuneration package for 2022 is comprised of the following: (a) fixed remuneration of $2,500,000; (b) STVR of $2,500,000; and (c) LTVR with a face value of $3,250,000. Further details of Mr King’s remuneration arrangements are in the Remuneration Report in Westpac’s 2021 Annual Report, which is available at westpac.com.au/investorcentre. 1. Reason for requesting shareholder approval ASX Listing Rule 10.14.1 requires shareholder approval for the issue of securities to a Director under an employee incentive scheme. Under the LTVR Plan, the Board decides whether shares to satisfy any vested LTVR awards will be acquired on-market or be issued by Westpac. While it is currently intended that shares will be acquired on-market, shareholder approval is being sought in order to preserve flexibility to issue shares under the LTVR Plan in satisfaction of the CEO’s entitlement in the event that the award vests at the end of the performance period. This resolution is not seeking approval for the total remuneration of the CEO, rather it relates to the issue of securities to the CEO (as a Director) under the LTVR Plan, which is one component of his total remuneration. If shareholder approval is not obtained, the Board will consider alternative approaches to rewarding Mr King should the performance hurdles under the LTVR Plan be achieved. This may include purchasing shares on-market or paying him a cash equivalent. Shareholder approval is also being sought for the purposes of sections 200B and 200E of the Corporations Act for termination benefits that may be given to Mr King in connection with the LTVR award covered by Item 3. If approved, Mr King will be entitled to receive benefits arising through this award on termination of employment (subject to various conditions), in addition to any other termination benefits that may be provided to him, without further shareholder approval. It is intended that this approval will remain valid during the life of equity granted to Mr King in relation to Item 3. 2. Terms of the LTVR Plan Consistent with our remuneration strategy, the terms of the LTVR Plan have been designed to: — Align Mr King’s accountability and remuneration with the long term interests of shareholders by rewarding the delivery of sustained Group performance over the long term; — Place a significant proportion of Mr King’s remuneration ‘at-risk’ because vesting is subject to the achievement of a performance hurdle, a service condition and adjustment; and — Ensure Mr King’s remuneration is competitive and aligned with market remuneration in the financial services industry. Explanatory Notes (continued)

13 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES TERMS OF THE LTVR PLAN Quantum of award Each year, Westpac may grant performance share rights to Mr King under the LTVR Plan. The Board has determined that Mr King will receive a 2022 LTVR award comprising a maximum grant of 127,401 performance share rights under the LTVR Plan to the value of $3,250,000. Subject to meeting the performance hurdle and other vesting criteria described below, the maximum number of ordinary shares to be issued to Mr King under the 2022 LTVR award is 127,401, at a deemed issue price of $25.51 per performance share right. The performance share rights to be granted to Mr King will be offered at nil cost to him. The number of performance share rights to be granted to Mr King was determined by dividing the dollar value of the 2022 LTVR award by the market price (being the volume weighted average market price of Westpac’s ordinary shares, as traded on the ASX in the five trading days up to and including 30 September 2021). Performance hurdle Under the LTVR Plan, the performance hurdle must be satisfied before performance share rights can vest, except in limited circumstances (refer to the Board discretion and the cessation of employment section, both described below). There is no re-testing. The LTVR award will vest after four years (starting on the day after the day on which the Board determined the CEO’s LTVR award) subject to a relative Total Shareholder Return (TSR) performance hurdle and subject to discretion where deemed appropriate by the Board. The relative TSR performance hurdle for the 2022 LTVR measures Westpac’s TSR against eight Australian financial services companies using a percentile ranking vesting schedule as outlined below. WESTPAC’S TSR PERFORMANCE INDICATIVE VESTING PERCENTAGE At the 75th percentile or higher 100% Between the median and the 75th percentile Pro-rata vesting between 50% and 100% At the median 50% Below the median 0% Forfeiture If, in the Board’s opinion, Mr King has acted fraudulently or dishonestly, or is in material breach of his obligations, the Board may determine that his unvested performance share rights will be forfeited. The Board may, in certain circumstances, also adjust the number of unvested performance share rights downwards, including to zero, in which case they will be forfeited. This may occur in order to respond to significant misconduct by Mr King which may result in significant financial and/or reputational impact to Westpac. Clawback At the discretion of the Board, clawback will apply to vested equity awards for up to seven years from the date of grant. Clawback may occur in circumstances of serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless or unlawful conduct that may have a serious adverse impact on Westpac, its customers or its people which has resulted in dismissal, or the Board considers at its discretion would have justified dismissal or where otherwise required by law. Cessation of employment Subject to the Board’s discretion (refer to section 3 regarding the Board’s discretion), all unvested performance share rights will be forfeited when Mr King’s employment with Westpac ceases, except where the cessation of his employment: (a) is due to his retirement; (b) is due to his death, or total and permanent disablement; or (c) occurs in certain circumstances (such as a change of control where certain other conditions are met). Unvested performance share rights held by Mr King will vest if his employment ceases for reasons (b) or (c) above unless the unvested performance share rights are prevented from vesting by law.

14 WESTPAC GROUP 2021 NOTICE OF MEETING In addition, the CEO and Group Executives are required to build and maintain a significant Westpac shareholding within five years of their appointment to strengthen alignment with shareholder interests. Westpac has taken steps to align the terms of the 2022 LTVR grant with this requirement. As a result, the sale of any shares that may be delivered to Mr King from the 2022 LTVR grant is conditional on meeting the minimum shareholding requirement at the time of vesting (except for the purposes of meeting tax obligations). 3. Termination benefits Early vesting of Mr King’s LTVR awards in the circumstances outlined above may amount to the giving of a termination benefit. The Board also has discretion in relation to performance share rights where Mr King ceases employment under certain circumstances that do not involve serious misconduct and where early vesting of performance share rights is not otherwise prohibited by law. This discretion enables the Board to vest or leave the performance share rights on foot, subject to the performance hurdles. The Board may determine to exercise this discretion in relation to awards in circumstances where Mr King’s employment ceases without fault on his part. In determining whether to exercise discretion, the Board will take into account all relevant circumstances, which may include Mr King’s (and Westpac’s) performance against applicable performance hurdles at the date of cessation, as well as Mr King’s individual performance and the period that has passed from the date of grant to the date of cessation. The value of termination benefits that may be given to Mr King as a result of early vesting of any of his awards or the exercise of the Board’s discretion that his performance share rights will not lapse, cannot be determined in advance. This is because, in addition to the factors listed above, the value at the date of cessation of employment will also depend upon: — The number of securities initially granted as part of the LTVR awards; — The date when, and the circumstances in which, employment ceases; — Westpac’s share price at the relevant date of vesting; and — The number of unvested securities held at the time of cessation. 4. Further information (a) Since his appointment as Managing Director and Chief Executive Officer, Mr King has been issued with performance share rights under the LTVR Plan as follows: LTVR GRANT GRANT DATE NO. OF PERFORMANCE SHARE RIGHTS NOTIONAL ISSUE PRICE OVERALL PERFORMANCE SHARE RIGHTS OUTCOME 2020 December 2020 12,391 $16.14 To be confirmed post-vesting dates 2021 December 2020 187,134 $17.10 No amount was or is payable at grant or on vesting by Mr King for the above performance share rights. (b) No loans are, or will be, granted to Mr King in connection with the LTVR Plan. (c) Performance share rights granted to Mr King under the LTVR Plan will be published each year in Westpac’s Annual Report. The Annual Report will note that approval for issue of those securities was obtained under ASX Listing Rule 10.14. (d) Other than Mr King, there are no other Directors and no other associates of Directors who are presently entitled to participate in the LTVR Plan, and no additional Director who becomes entitled to participate in the LTVR Plan will participate until approval is obtained under ASX Listing Rule 10.14. (e) Mr King is not permitted to trade in securities received under the LTVR Plan until they have vested. After vesting, trading must comply with the Westpac Group’s Securities Trading Policy. (f) Performance share rights do not receive dividends and do not have voting rights. (g) If shareholder approval is obtained, the grant of awards will be approved for the purposes of all applicable requirements, including sections 200B and 200E of the Corporations Act and ASX Listing Rule 10.14. (h) Westpac will grant the performance share rights in December 2021 and, in any event, no later than three years after the AGM. Further information on the LTVR Plan and details of Mr King’s remuneration arrangements are in the Remuneration Report in Westpac’s 2021 Annual Report. A voting exclusion applies to this Item, as set out earlier in this Notice of Meeting. The Board (other than Mr King) unanimously recommends shareholders vote in favour of Item 3. The Chairman of the AGM intends to vote all available proxies in favour of this Item. Explanatory Notes (continued)

15 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES Item 4 Re-election and election of Directors Mr Craig Dunn is retiring from the Board in accordance with the Constitution and is not seeking re-election. Ms Nerida Caesar is retiring by rotation at this meeting in accordance with the Constitution and is offering herself for re-election. Ms Margaret Seale is retiring by rotation at this meeting in accordance with the Constitution and is offering herself for re-election. Dr Nora Scheinkestel joined the Board on 1 March 2021 and is offering herself for election. Ms Audette Exel AO joined the Board on 1 September 2021 and is offering herself for election. Westpac seeks to maintain a high-quality Board with the skills and experience to represent shareholders in understanding the complexities of a modern financial services environment. A board skills matrix is in Westpac’s 2021 Annual Report and in the 2021 Corporate Governance Statement. This matrix highlights that the current Board has the necessary skills and experience to be Directors of your company. The Board undertakes ongoing self-assessment and commissions an annual performance review by an independent consultant. This self-assessment and review assists the Board Nominations & Governance Committee and the Board on the current and future composition of the Board. Following consideration of the mix of skills, experience, expertise, diversity, independence and other qualities of the Directors, the Board (with the exception of each Director in relation to her own election or re- election) has recommended the election or re-election of each Non-executive Director. All Non-executive Directors standing for election or re-election will address the meeting.

16 WESTPAC GROUP 2021 NOTICE OF MEETING Explanatory Notes (continued) (a) Nerida Caesar BCom, MBA, GAICD. Independent Non-executive Director since September 2017. Ms Caesar is the Chairman of Workplace Giving Australia Limited, Director of CreditorWatch and Spark Investment Holdco Pty Ltd and an Advisor to startups in the technology sector. Ms Caesar has over 34 years of broad-ranging commercial and business management experience, with particular depth in technology led businesses. Ms Caesar was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly the ASX-listed Veda Group Limited). Ms Caesar is also a former Director of Genome.One Pty Ltd and Stone and Chalk Limited. Ms Caesar also held several senior management roles at Telstra including Group Managing Director, Enterprise and Government, responsible for Telstra’s corporate, government and large business customers in Australia as well as the international sales division. She also worked as Group Managing Director, Telstra Wholesale, and prior to that held the position of Executive Director Enterprise & Government where she was responsible for managing products, services and customer relationships throughout Australia. Prior to joining Telstra, Ms Caesar held several senior management and sales positions with IBM within Australia and internationally over a 20 year period, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Ms Caesar does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Ms Caesar does not have a relationship with any other Director. Ms Caesar is a member of the Board Legal, Regulatory & Compliance and Board Technology Committees. The Board considers Ms Caesar to be an independent director. The Board (other than Ms Caesar) unanimously recommends shareholders vote in favour of the re-election of Ms Caesar to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. (b) Margaret Seale BA, FAICD. Independent Non-executive Director since March 2019. Ms Seale is an experienced company director and has served on boards of companies across a range of industries. She previously worked in senior executive roles in Australia and overseas, including in the consumer goods, health and global publishing sectors, and sales and marketing, and the successful transition of traditional business models to digital environments. Immediately prior to her non-executive career, Ms Seale was Managing Director of Random House ANZ and President, Asia Development for Random House Inc. Ms Seale was Director and then Chair of Penguin Random House Australia Pty Limited, and a Director of Ramsay Health Care Limited, Bank of Queensland Limited, the Australian Publishers’ Association, and recently served as a Non-executive Director on Telstra Corporation Limited. She also served on the Boards of Chief Executive Women, the Powerhouse Museum, and the Sydney Writers Festival. Ms Seale has been on the Advisory Board of JP Morgan, ANZ and the Advisory Board for the Australian Public Service Commission Centre for Learning and Leadership. Ms Seale is currently a Non-executive Director of Scentre Group Limited. Ms Seale does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Ms Seale does not have a relationship with any other Director. Ms Seale is the Chair of the Board Legal, Regulatory & Compliance Committee and a member of the Board Risk, Board Remuneration and Board Nominations & Governance Committees. The Board considers Ms Seale to be an independent director. The Board (other than Ms Seale) unanimously recommends shareholders vote in favour of the re-election of Ms Seale to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item.

17 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES (c) Dr Nora Scheinkestel LLB (Hons), PhD, FAICD. Independent Non-executive Director since March 2021. Dr Scheinkestel is a highly experienced company director having served as a non-executive chairman and director of companies in a wide range of industry sectors and including public, private and government boards. She has a long track record in highly regulated sectors such as infrastructure and financial services and in industries facing significant disruption from technology and market changes. Prior to her Board roles, Dr Scheinkestel was a senior banking executive, specialising in international project and structured financing. Dr Scheinkestel is currently a Non-executive Director of Telstra Corporation Limited, Brambles Limited and AusNet Services Limited. She has worked as an Associate Professor in the Melbourne Business School at the University of Melbourne and was formerly a member of the Takeovers Panel. In 2003, Dr Scheinkestel was awarded a centenary medal for services to Australian society in business leadership. Former roles include Chairman of Atlas Arteria Limited and director of Atlas Arteria International Ltd, its stapled entity and Oceana Gold Corporation. Dr Scheinkestel does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Dr Scheinkestel does not have a relationship with any other Director. Westpac has satisfactorily undertaken checks into Dr Scheinkestel’s background and experience, including as required under the Banking Executive Accountability Regime and Prudential Standard CPS 520. Dr Scheinkestel is a member of each of the Board Risk Committee and the Board Remuneration Committee. The Board considers Dr Scheinkestel to be an independent director. The Board (other than Dr Scheinkestel) unanimously recommends shareholders vote in favour of the election of Dr Scheinkestel to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. (d) Audette Exel AO BA LLB (Hons). Independent Non-executive Director since September 2021. Ms Exel has more than 35 years’ experience in global financial services markets as a senior executive, as a non-executive director and as a social entrepreneur. Ms Exel was formerly the Managing Director of BSX-listed Bermuda Commercial Bank, Chair of the Bermuda Stock Exchange and a Director and Chair of the Investment Committee of the Bermuda Monetary Authority. Ms Exel was a Director and Chair of the Investment Committee of Steamship Mutual and served as a Non-executive Director on Suncorp Group Limited from 2012 until 2020. Ms Exel began her career as a lawyer specialising in international finance. Ms Exel is the founder and Chair of the Adara Group, a pioneering social enterprise which exists to support people living in extreme poverty and is the Chief Executive Officer of its corporate advice businesses. Ms Exel is the recipient of numerous awards, including an honorary Order of Australia for service to humanity. Ms Exel does not have a relationship with Westpac, other than as a Director and as a shareholder. Ms Exel does not have a relationship with any other Director. Westpac has satisfactorily undertaken checks into Ms Exel’s background and experience, including as required under the Banking Executive Accountability Regime and Prudential Standard CPS 520. Ms Exel is a member of each of the Board Risk Committee and the Board Technology Committee. The Board considers Ms Exel to be an independent director. The Board (other than Ms Exel) unanimously recommends shareholders vote in favour of the election of Ms Exel to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item.

18 WESTPAC GROUP 2021 NOTICE OF MEETING Explanatory Notes (continued) Item 5 To approve and adopt amendments to the Westpac Constitution Westpac’s Constitution was last amended at the 2012 Annual General Meeting. Westpac has undertaken a review of the Constitution and the Board recommends that shareholders approve a number of targeted amendments to accommodate regulatory developments and changes in market practice since that time as well as more closely align the Constitution to the ASX Listing Rules. SUMMARY OF PROPOSED AMENDMENTS Directors to retire Amendments are proposed to align the Constitution to the rotation requirements for directors under the ASX Listing Rules. The ASX Listing Rules require that a director must not hold office (without re-election) past the third AGM following his or her election or 3 years, whichever is longer. Westpac proposes to amend its Constitution to align more closely with this requirement, and remove the existing and overlapping provision in the Constitution that currently requires that one third of the Directors must retire and may stand for re-election at each AGM. Consequential changes are also proposed to require that at each AGM at least one Director will stand for election or re-election, as provided for under the ASX Listing Rules. Circular resolutions of directors by electronic means Amendments are proposed to provide flexibility for Westpac’s Directors to approve Board circular resolutions by electronic means. These amendments modernise our Constitution and facilitate the Board carrying out its business using technology, particularly when participating remotely. Number of joint holders of shares The CHESS system, which is used by the Australian Securities Exchange (ASX) to record shareholdings, can currently recognise up to three individuals as joint holders of a share. Accordingly, Westpac’s Constitution currently provides that Westpac is not bound to register any more than three individuals as joint holders. The ASX is planning to replace its CHESS system in April 2023 (CHESS Replacement). The new CHESS Replacement will allow for up to four joint holders of a share. As a result, the ASX recommends listed entities amend their constitutions to remove or amend restrictions on the number of joint holders of securities. Westpac proposes to amend its Constitution to allow that it can register up to four individuals as joint holders. Removal of references to fax Fax machines are now rarely used as a means of communication. Accordingly, it is proposed that references to sending or receiving documents by fax are removed from the Constitution and are replaced with broader references to electronic means of communication. This provides flexibility for the Constitution to reflect communications currently used and to cater for future developments. For Item 5 to be passed as a special resolution, at least 75% of the votes cast by shareholders entitled to vote on the resolution must be in favour, in accordance with the Corporations Act. A full copy of the proposed amendments to the Constitution is available at westpac.com.au/AGM and the proposed amendments are summarised in the table below. If Item 5 is approved, then all of the proposed changes will be made to the current Constitution. The Board unanimously recommends shareholders vote in favour of Item 5. The Chairman of the AGM intends to vote all available proxies in favour of this Item.

19 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES Item 6 Resolutions requisitioned by shareholders (not recommended by the Board) A group of shareholders has proposed two resolutions under section 249N of the Corporations Act and requested pursuant to section 249P of the Corporations Act that the statements set out in Appendix 1 to this Notice of Meeting be provided to shareholders. Item 6(a) – Requisitioned resolution to amend Westpac’s Constitution Item 6(a) is a special resolution which proposes an amendment to Westpac’s Constitution. Your Board’s response The Board supports the rights of shareholders to serve notices under the Corporations Act and is also attentive and responsive to feedback from shareholders. However, the Board does not believe that the proposed resolution, Item 6(a) is in the best interests of shareholders. Westpac is a large organisation operating in a complex financial services landscape. Your Directors represent and serve the interests of all shareholders by providing guidance, oversight and leadership to the company, and must do so while balancing the interests of various stakeholders. The Board must have clear authority to make decisions about the management of the company so it can meet its obligation to act in the best interests of all shareholders. The proposed amendment, if approved, would also make Westpac’s Constitution inconsistent with the constitutions of other ASX listed companies. Shareholders have several avenues available to engage with the company. Westpac has an investor relations team and a detailed shareholder engagement program, which includes engagement on climate change with our sustainability team. Shareholders also have the right to ask questions or make comments on Westpac’s business at any time, including at the AGM, where the Board and Group Executives are able to listen to feedback and respond to questions. A Question Form also accompanies this Notice of Meeting and shareholders are encouraged to submit questions ahead of the AGM. Shareholders have carriage of the course and direction of Westpac by voting on the composition of the Board. If shareholders disapprove of actions taken by the Board, they have the right to exercise their vote to refuse to re-elect a Non-executive Director or remove them from office by ordinary resolution. Given the above, the Board does not support this resolution. The Board unanimously recommends shareholders vote against Item 6(a). The Chairman of the AGM intends to vote all available proxies against this Item. Item 6(b) – Requisitioned resolution on transition planning disclosure Item 6(b) contains an ‘advisory resolution’ and may be properly considered at the AGM only if Item 6(a) is passed by a special resolution. If Item 6(a) is not passed, Item 6(b) will not be put to the vote at the AGM. Your Board’s response The Board acknowledges the objectives of this resolution and supports strong action by companies on climate change. However for the reasons below, the Board recommends that shareholders vote against it. Westpac has a long history of action on climate change. We were the first Australian bank to sign up to the goals of the Paris Agreement and a founding bank in the development of the Principles for Responsible Banking, an initiative of the United Nations Environment Programme Finance Initiative. In 2018 we were the first bank to publicly report on the draft principles, and have since reported annually. The Board recognises that climate change is one of the most significant challenges that will impact the long-term prosperity of our economy and way of life. Importantly we have clear plans and are making good progress on reducing our emissions, while supporting customers to transition.

20 WESTPAC GROUP 2021 NOTICE OF MEETING Explanatory Notes (continued) We acknowledge that our commitments to operate in line with the goals of the Paris Agreement mean we must set out expectations for our financing that support efforts to keep a global temperature rise this century to well below 2 degrees Celsius above pre-industrial levels and to pursue efforts to limit the temperature increase to 1.5 degrees Celsius. The Group’s current Climate Change Position Statement and 2023 Action Plan (CCPS) was informed by scenario and financed emissions analysis, as well as engagement with customers, investors, industry bodies, non-governmental organisations and community representatives. Some of the key features in the CCPS include: — Reducing our thermal coal exposure to zero by 2030; — Aiming to provide $15 billion of new lending to climate change solutions by 2030; — Ensuring our financing of the electricity generation sector supports Paris-aligned transition pathways to a net zero emissions economy by 2050 including by reducing the emissions intensity of our exposure in line with the following targets: • 0.23t CO2e/MWh by 2025; and • 0.18t CO2e/MWh by 2030, — Advancing our Paris-aligned financing strategies and portfolio targets, particularly for sectors representing the majority of our financed emissions, with annual updates; — Targeting emissions reductions for our own operations in alignment with a science-based trajectory; — Sourcing the equivalent of 100% of our global electricity consumption through renewable sources by 2025; and — Supporting policy outcomes aligned to a net zero emissions economy by 2050. We continue to evolve our sustainable finance approach, recognising the role financial institutions can play in facilitating the transition to a low carbon economy, and helping customers to manage the range of impacts they are likely to experience from climate change. This year we completed a study of how global oil and gas demand might perform when carbon emissions are constrained in line with ‘well-below’ 2-degree and 1.5-degree transition pathways1. Based on our initial findings, in May 2021 we updated our approach and internal Environmental Social and Governance (ESG) criteria by which climate-related risks and opportunities are assessed in the oil and gas sector. Following engagement with our customers, we further refined our approach, with a focus on WIB’s oil and gas exploration, production and refining customers. Our updated approach means we will: — Expect any new oil and gas exploration, production and refining customers, to whom we provide lending, to have publicly disclosed Paris-aligned business goals; — Support existing customers as they develop their Paris-aligned business strategies, decarbonisation and capital allocation plans; and — Continue to develop our approach and understanding of climate-related risk and opportunities in the oil and gas sector (including downstream segments) through engagement with our customers2. In 2022, we will seek to continue developing Paris- aligned financing strategies and portfolio targets, particularly for sectors representing the majority of our financed emissions and provide updates on progress at interim and full year results. The CCPS also sets out our overall approach to managing climate-related risks. The Group regularly reviews its approach to managing these risks, including frameworks, policies, risk taxonomy, and risk appetite statement measures to ensure the criteria set out in the CCPS are integrated. The CCPS climate-related lending criteria are applied at the portfolio and customer level where appropriate. If climate-related risks associated with a transaction are not within appetite then the application of conditions to sufficiently manage the risks will be considered, or the transaction may be declined. The Group reports progress in line with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) framework every six months. The latest information on progress is available in the 2021 Annual Report and Sustainability Supplement. Some highlights include: — The Group’s total committed exposure to climate change solutions (as defined in the glossary of our Sustainability Supplement) increased from $6.2bn to $10.9bn (from 2016 to 2021); — In our Institutional Bank’s lending, the share of renewables to the electricity generation sector has increased from 59% to 79% (from 2016 to 2021); 1 The ‘well below’2-degree scenario used the International Energy Agency’s Sustainable Development Scenario (SDS-2019) and the 1.5 degree scenario used the Asia-Pacific Integrated Model Shared Socio-Economic Pathways (AIM/CGE 2.0 SSP1-19) model. 2 Initial focus on WIB customers.

21 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES — Westpac is the largest bank lender to greenfield renewable energy projects in Australia over the past 5 years3; — The emissions intensity of lending to the electricity generation sector fell 31% to 0.26t CO2e/MWh (from 2016 to 2021); and — Coal mining is around 0.05% of total lending (of which 43% was to thermal coal4) declining by 33% over the last two years. Oil and gas extraction is around 0.21% of total lending declining by 35% over the last two years. The Board acknowledges that new information on climate change science (from organisations such as the Intergovernmental Panel on Climate Change and International Energy Agency) requires consideration. The Group will consider this and other relevant information, including post COP26 policy settings and impacts on customers, when developing financing strategies and portfolio targets for emissions intensive sectors over the next 12 months; and when considering whether to join the Net Zero Banking Alliance. Board recommendation Given our Board approved plans and commitments, combined with our consistent progress in advancing our climate change strategy, the Board recommends that shareholders vote against the advisory resolution. In the event this Item is put to the vote at the AGM, the Board unanimously recommends shareholders vote against Item 6(b). The Chairman of the AGM intends to vote all available proxies against Item 6(b). 3 IJGlobal and Westpac Research, period over the 5 years ending 30 September 2021. 4 WIB only.

22 WESTPAC GROUP 2021 NOTICE OF MEETING Appendix 1 Supporting Statements Provided by Market Forces The statements below were provided by Market Forces and are not endorsed by the Board. The Board unanimously recommends that shareholders vote AGAINST Resolution 6(a) and, if put to the meeting, Resolution 6(b). Supporting Statement 1 Shareholder resolutions are a healthy part of corporate democracy in many jurisdictions other than Australia. For example, in the UK shareholders can consider resolutions seeking to explicitly direct the conduct of the board. In the US, New Zealand and Canada shareholders can consider resolutions seeking to advise their board as to how it should act. As a matter of practice, typically, unless the board permits it, Australian shareholders cannot follow the example of their UK, US, New Zealand or Canadian cousins in this respect. A board of Directors is a steward for shareholders and accountability for the discharge of that stewardship is essential to long-term corporate prosperity. In rare situations the appropriate course of action for shareholders dissatisfied with the conduct of board members is to seek to remove them. But in many situations such a personality-focused approach is unproductive and unwarranted. In those situations a better course of action is to formally and publicly allow shareholders the opportunity at shareholder meetings such as the AGM to alert board members that the shareholders seek more information or favour a particular approach to corporate policy. The Constitution of Westpac is not conducive to the rights of shareholders to place resolutions on the agenda of a shareholder meeting. In our view, this is contrary to the long-term interests of Westpac, the Westpac board and all Westpac shareholders. Passage of this resolution – to amend the Westpac constitution – will simply put the company in a similar position in regard to shareholder resolutions as any listed company in the UK, US, Canada or New Zealand. We encourage shareholders to vote in favour of this resolution. Appendix Supporting Statement 2 Despite committing to the climate goals of the Paris Agreement and achieving net-zero emissions by 2050, Westpac is aligning its investment practices and policies with the failure of these goals. In May 2021, the International Energy Agency (IEA) released its ‘Net Zero by 2050’ roadmap (NZE2050), providing a “comprehensive study of how to transition to a net zero energy system by 2050 while ensuring stable and affordable energy supplies, providing universal energy access, and enabling robust economic growth”. The October 2021 IEA World Energy Outlook elaborates on the roadmap, providing sufficient detail to enable companies and investors to align their own strategies with this goal. Net-zero: implications for fossil fuel finance NZE2050 provides clear “red lines” to clarify fossil fuel developments no longer permissible if we are to achieve the goal of net-zero emissions by 2050, along with trajectories for the reduction of fossil fuels over time. Financial institutions committed to the goal of net- zero emissions by 2050 should therefore look towards NZE2050 as a key reference when developing their own strategies and targets. NZE2050 projects unabated coal demand falling by 98% by 2050, oil demand by 75% and gas demand by 55%, compared to 2020.5 The IEA has confirmed having even a 50% chance of limiting global temperature rise to 1.5°C means no investment in new fossil fuel projects, beyond those already committed to as of 2021. The gap between Westpac’s actions and NZE2050 In July 2021, 115 investors with US$4.2 trillion in assets under management and/or stewardship wrote to 63 global banks, calling on them to integrate the IEA’s Net Zero by 2050 findings into their climate strategies.6 Westpac’s current policies and practices fall well short of this demand. 5 https://www.iea.org/reports/net-zero-by-2050 6 https://shareaction.org/investors-call-on-banks-to-strengthen-climate-ambitions-before-cop26/

23 WESTPAC GROUP 2021 NOTICE OF MEETING MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE WESTPAC 2021 AGM NOTICE OF 2021 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES NZE2050 SCENARIO CONCLUSIONS WESTPAC PRACTICE Unabated coal demand falls by 98% by 2050, oil demand by 75% and gas demand by 55%, compared to 2020. No targets to reduce exposure to oil and gas, and will wait another two years before “establish[ing] sector criteria”.7 Westpac expanded the reporting of its fossil fuel exposure in 2020 which showed a total exposure of $9.02B.8 Under its narrower disclosure, Westpac reported an exposure of $5.32B in 2019.9 Crucially, the 2020 report does not include historical exposure trends, leaving investors without clear visibility over the direction of Westpac’s fossil fuel exposure (overall and sector-specific). “No new coal mines or mine extensions are required.” “Beyond projects already committed as of 2021, there are no new oil and gas fields approved for development in our pathway.” “Also not needed are many of the liquefied natural gas (LNG) liquefaction facilities currently under construction or at the planning stage.” Loaned at least $791M for six projects that expand the fossil fuel industry since 2016, including lending in late 2020. These projects will enable the release of 2.3 billion tonnes of CO2 , equivalent to almost five times Australia’s 2020 national emissions.10 Since January 2019 Westpac has loaned over $1.1B to 11 ASX300 companies pursuing new or expanded coal, oil or gas projects, including AGL Energy, Aurizon, BHP, Mineral Resources, Origin Energy, Santos, South32, Viva Energy, Whitehaven Coal, Woodside and Worley.11 Further, Westpac remains open to funding existing oil and gas clients despite their misalignment with the Paris Agreement, expecting only new “oil and gas exploration, production and refining customers...to have publicly disclosed Paris-aligned business goals”.12 This allows Westpac to continue funding oil and gas activities incompatible with its own climate commitments, exposing the bank to climate transition risks, and increasing physical risks, which will be exacerbated by further expansion of fossil fuel production. 7 https://www.westpac.com.au/content/dam/public/wbc/documents/pdf/aw/ic/1H21_WBC_Presentation_and_IDP.pdf (p.46) 8 https://www.westpac.com.au/content/dam/public/wbc/documents/pdf/aw/ic/Westpac_AU_2020_Annual_Report.pdf (p.51) 9 https://www.westpac.com.au/content/dam/public/wbc/documents/pdf/aw/ic/Westpac_Group_2019_Sustainability_Performance_Report.pdf (p.76) 10 https://www.marketforces.org.au/campaigns/banks/bigfourscorecard/ 11 https://www.marketforces.org.au/campaigns/super/outofline/ 12 https://www.westpac.com.au/content/dam/public/wbc/documents/pdf/aw/ic/WBC_ASX_1H21.pdf (p.52) 13 https://www.westpac.com.au/content/dam/public/wbc/documents/pdf/aw/ic/1H21_WBC_Presentation_and_IDP.pdf (p.46) 14 https://www.suncorpgroup.com.au/corporate-responsibility/sustainable-growth/responsible-banking-insurance-investing 15 https://www.iag.com.au/sites/default/files/Documents/Safer%20Communities/FY20-Climate-related-disclosure.pdf Westpac being left behind While each of Westpac’s major competitors (ANZ, CBA and NAB) have recently updated — or pledged to update by the end of 2021 — their climate policies with respect to oil and gas, Westpac will wait another two years before “establish[ing] sector criteria” for oil and gas.13 In 2020 Suncorp ruled out underwriting new oil and gas production assets, committing to “not directly invest in, finance or underwrite...new oil and gas exploration or production”, and will phase out underwriting for the sector by 2025 and direct investment by 2040.14 Similarly, IAG “committed to ceasing underwriting entities predominantly in the business of extracting fossil fuels, and power generation using fossil fuels, by 2023”.15

24 WESTPAC GROUP 2021 NOTICE OF MEETING Over the last year, UniSuper has reduced its look-through exposure to major Australian oil and gas producers Santos and Woodside by 80% and 88%, respectively.16 In May 2021, Vision Super added a significant number of undiversified oil and gas producers to its ‘Divestment List’, including Santos and Woodside.17 In March 2021, Danske Bank committed to immediately end direct finance for expansion of oil and gas exploration and production worldwide,18 while NedBank,19 SEB,20 and NatWest21 have made similar commitments. Financial and regulatory risks In April 2021, the Australian Prudential Regulation Authority (APRA) published draft Prudential Practice Guide ‘CPG 229 Climate Change Financial Risks’, which states:22 “Where an APRA-regulated institution has identified material climate risks, a prudent institution would establish and implement plans to mitigate these risks and manage its exposures, as well as regularly review and assess the effectiveness of those plans.” To comply with APRA’s guidance, Westpac should disclose targets to manage down exposure to gas, oil and coal sub-sectors, in line with the carbon constraints that can be anticipated as the global economy transitions to net-zero emissions by 2050. Investor support required Despite its stated support for the Paris Agreement, and net-zero emissions by 2050, Westpac remains an active investor in fossil fuel expansion, further exposing shareholders to financial risks associated with the energy transition required to meet the Paris climate goals. We urge shareholders to vote in favour of this resolution, and expect the many institutional investors already outspoken on this issue to offer their support. Appendix (continued) 16 https://unisuperdivest.org/unisupers-first-steps-on-oil-and-gas-divestment/ 17 https://www.visionsuper.com.au/wp-content/uploads/2021/07/SecuritiesList-31May2021-v3.pdf 18 https://danskebank.com/-/media/danske-bank-com/file-cloud/2017/5/danske-bank-position-statement-fossil-fuels.pdf 19 https://www.nedbank.co.za/content/dam/nedbank/site-assets/AboutUs/Information%20Hub/Integrated%20Report/2021/Nedbank%20Group%20 Energy%20Policy.pdf 20 https://webapp.sebgroup.com/mb/mblib.nsf/dld/80AF6A2E5F88CDC2C12586B1002E33C2?opendocument 21 https://www.natwestgroup.com/content/dam/natwestgroup_com/natwestgroup/pdf/oil-and-gas.pdf 22 https://www.apra.gov.au/consultation-on-draft-prudential-practice-guide-on-climate-change-financial-risks

westpac.com.au